Exhibit 99.1

Varco Announces Changes to Its Board of Directors

Friday August 27, 11:44 am ET

HOUSTON—(BUSINESS WIRE)—Aug. 27, 2004—Varco International Inc. (NYSE:VRC - News) today announced that one of its directors, L. E. Simmons, has elected to retire from its board of directors effective Aug. 26, 2004. Mr. Simmons, founder and president of SCF Partners of Houston, has served as a director of Varco or its predecessors, Tuboscope Inc. and Drexel Oilfield Services, since 1992.

“We appreciate L.E.’s leadership and service to Varco,” stated John Lauletta, Varco’s chairman and CEO. “He and his firm have been a great friend to our Company for over twelve years. We respect his decision to focus more of his energies on his other investments.”

Mr. Simmons’ firm, SCF Partners, is a private equity management firm which invests in oilfield service companies. It was an early financial sponsor of a number of predecessor companies to Varco. While SCF Partners has significantly trimmed its holdings in Varco over the past few years, it still owns approximately 2.7 million shares of Varco, representing approximately two and a half percent of the Company’s shares. Mr. Simmons was careful to point out that he has no disagreement with the Company or its management, or with Varco’s operations, policies or practices.

Varco International Inc. is a leading provider of services, products and highly engineered equipment to the world’s oil and gas industry. With operations in over 350 locations in over 40 countries across six continents, the Company provides oilfield tubular inspections and internal tubular coating services; drill cuttings separation, waste management and disposal services; rig instrumentation and communication services; in-service pipeline inspection services; and sucker rod inspection and reclamation services. Additionally, the Company manufactures and supplies innovative drilling systems and technology; coiled tubing and pressure control equipment; high-pressure fiberglass and composite tubing; and in-line inspection equipment for the makers of oilfield tubing.

Contact:
Varco International Inc., Houston
Clay Williams, 281-953-2200
ccwilliams@varco.com